UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
______________________

Date of Report (Date of earliest event reported): June 27, 2016

GERMAN AMERICAN BANCORP, INC.
(Exact name of registrant as specified in its charter)

Indiana
(State or other jurisdiction of incorporation)

001-15877	35-1547518
(Commission File Number)	(IRS Employer Identification No.)
711 Main Street Box 810 Jasper, Indiana	47546
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (812) 482-1314

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)     Director Compensation Arrangements in Which an Executive Officer Participates.

German American Bancorp, Inc. (the “Company”), compensates its board of directors (the “Board”) for their service to the Company and the Company’s subsidiaries based on a twelve-month period commencing July 1 and ending on June 30 of the following year. The Board’s Governance/Nominating Committee made a recommendation with respect to director compensation for the new twelve-month service period to the Board and the Board approved such recommendation at its annual organizational meeting on June 27, 2016.

For services of directors during the current annual period that commences as of July 1, 2016, the Company is compensating its directors, including the Company’s Chief Executive Officer (“CEO”), through an annual retainer payable in cash of $25,000 per director plus supplemental cash retainer fees for service by certain Committee Chairmen and by the lead independent director in the amounts described below. The cash retainers and supplemental cash retainers will be paid in a lump sum during July 2016 and will be earned immediately upon receipt by a director, regardless of the number of meetings actually held or attended during the current annual period, and regardless of committee membership or attendance.

In addition, the Company will pay an additional attendance fee of $700 to each director (including the CEO) for each meeting of the Board that he or she attends during the current annual period.

In addition, members of the Board (not including the CEO) will receive a meeting fee for each meeting of a committee of the Board that they attend during the current annual period of $700.

Additional annual cash retainers (earned regardless of numbers of meetings held or attended), for services during the current annual period, will be paid in July 2016, in a lump sum, to: (a) Director U. Butch Klem, as the Board’s lead independent director, including his chairmanship of the Board’s Governance & Nominating Committee ($10,000) and (b) Directors M. Darren Root, Thomas W. Seger and Marc D. Fine, as the Chairmen of the Board’s Audit Committee, Compensation/Human Resources Committee and Credit Risk Management Committee, respectively ($6,500 to Director Root and $5,000 each to Directors Seger and Fine).

In addition, those members of the Board (other than the CEO) who serve on the board of directors (including any regional advisory board) of at least one of the subsidiaries receives additional compensation for his or her service to such subsidiaries in the form of director/advisory fees for meetings actually attended of (i) $700 per meeting of the board of directors of German American Bancorp (our bank subsidiary), (ii) $700 for any meeting of a committee of the board of directors of our bank subsidiary or for any meeting of any regional advisory board of the bank subsidiary, and (iii) an aggregate of $700 for the meetings of (A) the boards of directors of German American Investment Services, Inc. and German American Insurance, Inc. and (B) the Wealth Advisory (Trust) Oversight Committee (which meetings occur sequentially on a quarterly basis).

Members of the Board who attend sessions of the Board of German American Bancorp, Inc., or of the Board’s committees that are held concurrently with sessions of the board of directors of the bank subsidiary (German American Bancorp) or of committees of that subsidiary’s board of directors receive a single meeting fee of $700 for the combination of the two concurrent meetings.

Additionally, those directors who travel from their primary residence or principal place of business, which is located outside of Dubois County, Indiana or the Indiana counties immediately adjacent to Dubois County, will be paid a $50 travel allowance in connection with his/her in-person attendance at board or assigned committee meetings.

In addition, the Board determined on June 27, 2016, that the Board should consider, at its regular meeting to be held in December 2016, the award of additional retainers in the form of grants (under the Company’s 2009 Long Term Equity Incentive Plan) of restricted common stock of the Company to the directors (including the CEO) with a market value of not more than $15,000 per director. The Board resolved that its decision to be made in December 2016 of whether to grant such additional retainers in the form of restricted stock (and if so, how much) should be determined at that time based on the Board’s perception of prevailing financial conditions (including the Company’s then-expected operating results for 2016) and such other factors as the Board may then deem relevant. Each grant of restricted stock, if and when granted and issued, would not be transferable prior to December 5, 2017, and would be fully forfeited were a director not to continue in service as a director to the Company through December 5, 2017, for any reason other than death or disability, and would be subject to a 50% forfeiture (for any reason other than disability) should a director fail to attend in person a certain percentage of meetings of the boards and committees on which he or she was a member during the period commencing on January 1, 2017 to December 5, 2017, or fail to attend (other than by reason of disability or illness or bona fide emergency) the Company’s annual meeting of shareholders held in 2017.

All actions described above will become effective July 1, 2016.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GERMAN AMERICAN BANCORP, INC. By: /s/ Mark A. Schroeder Mark A. Schroeder, Chairman of the Board and Chief Executive Officer

Dated: June 28, 2016